Exhibit 99

For Immediate Release

Contact:	Mark H. Collin
Phone: 603-773-6612
Fax: 603-773-6605
Email: collin@unitil.com

Bankruptcy Court Approves Mirant Settlement with Unitil

Hampton, NH – December 11, 2003: Unitil Corporation (AMEX: UTL) (www.unitil.com) today announced that the Federal Bankruptcy Court presiding over the Mirant (MIRKQ) bankruptcy proceeding has approved the settlement between Unitil’s New Hampshire based utility subsidiaries, Unitil Energy Systems, Inc. (UES) and Unitil Power Corp. (UPC), and Mirant’s subsidiary Mirant Americas Energy Marketing, L.P. (Mirant Americas).

This settlement concerned the Portfolio Sale and Assignment and Transition and Default Service Supply Agreement among UES, UPC and Mirant Americas. Under the terms of the settlement, Mirant Americas has agreed to assume and continue to fulfill its power purchase and sale obligations under the Agreement, to cure all pre-petition obligations, and to settle certain other disputes. Unitil has agreed to accelerate the payment of amounts it has held back from Mirant Americas.

“We are pleased that the Court has approved the settlement, which resolves a major source of uncertainty for our customers while allowing both parties to continue doing business together under a contract beneficial to both sides,” said Robert G. Schoenberger, Unitil’s Chairman and Chief Executive Officer.

Unitil is a public utility holding company with subsidiaries providing electric service in New Hampshire and electric and gas service in Massachusetts and energy services throughout the Northeast. Its subsidiaries include Unitil Energy Systems, Inc., Fitchburg Gas and Electric Light Company, Unitil Power Corp., Unitil Realty Corp., Unitil Service Corp. and its unregulated business segment Unitil Resources, Inc. Usource L.L.C. is a subsidiary of Unitil Resources, Inc.

This press release contains forward-looking statements, which are subject to the inherent uncertainties in predicting future results and conditions. All statements, other than statements of historical fact, are forward-looking statements. Certain factors that could cause the actual results to differ materially from those projected in these forward-looking statements include, but are not limited to the following: variations in weather; changes in the regulatory environment; customers’ preferences on energy sources; general economic conditions; increased competition; fluctuations in supply, demand, transmission capacity and prices for energy commodities; and other uncertainties, all of which are difficult to predict, and many of which are beyond the control of Unitil Corporation.